Rand Logistics, Inc.

RAND LOGISTICS REPORTS FISCAL YEAR 2011 FINANCIAL RESULTS

Demand Visibility is Best Since 2008

New York, NY – June 29, 2011 – Rand Logistics, Inc. (Nasdaq: RLOG) (“Rand”) today announced financial and operating results for the fiscal year ended March 31, 2011.

Fiscal Year Ended March 31, 2011 Financial Highlights
Versus Fiscal Year Ended March 31, 2010

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Marine freight revenue (excluding fuel and other surcharges, and outside charter revenue) was $90.4 million, an increase of 6.2% from $85.1 million. The increase in marine freight revenue was attributable to the strength of the Canadian dollar and price increases during the fiscal year ended March 31, 2011.

•
Marine freight revenue per sailing day increased by $5 to $27,092 from $27,087. The increase was limited by inefficiencies in the Company’s trade patterns that resulted from mechanical incidents during the first half of the fiscal year.

•
Vessel operating expenses per sailing day increased by $2,463, or 11.9%, to $23,121 from $20,658. This increase was primarily attributable to higher fuel costs (which were offset by fuel surcharge revenues), a stronger Canadian dollar ($892 per day), as well as repair costs related to unusual vessel incidents under insurance deductibles and one-time assessments from our insurance carrier (combined $722 per day).

•
Operating income plus depreciation and amortization was $18.4 million compared to $20.7 million (after a bank amendment fee of $446,000) in the prior year.  Excluding $1.2 million of winter work, insurance, and transaction-related general and administrative expenses attributable to the two vessels purchased as part of the KKIS vessel acquisition, operating income plus depreciation and amortization equaled $19.6 million.

Management Comments

Scott Bravener, President of Lower Lakes stated, “As previously reported, our financial results during the fiscal year were adversely impacted by a series of unusual operating incidents and one-time insurance assessments, which totaled $4.9 million.  Nonetheless, our fundamental customer demand remained strong as the number of sailing days we operated increased by 6.2% to 3,338 days as compared to the prior fiscal year and operating income plus depreciation and amortization declined $1.1 million to $19.6 million. The acquisition of the KKIS vessels, which occurred in February 2011 during our winter layup, further increased our costs by $1.2 million.

“Thus far in the 2011 sailing season, we are continuing to experience the strong demand trends that we experienced last year. Specifically, our demand visibility across the commodities that we transport is the best it has been since the economy slowed in 2008 and at the present time our vessels are fully booked for the 2011 sailing season.”

“The SS Michipicoten repowering project, which began in December 2010, was successfully completed in May 2011. The benefits of the conversion include increased revenues from higher speeds and lower costs from reduced fuel consumption, labor efficiencies and reduced maintenance and other operating expenses. We are very pleased with the performance of this vessel thus far and continue to believe that this project will be accretive to our fiscal year 2012 results.”

Outlook
Laurence S. Levy, Chairman and CEO of Rand, commented, “The Company was able to achieve its fiscal 2011 operating income plus depreciation and amortization despite the impact of the mechanical incidents experienced earlier in the year and the costs related to the KKIS vessels without any associated revenues. We continue to believe that the long term fundamentals of our business and the end markets that we serve remain strong.  We are very enthusiastic about the highly strategic nature of the KKIS vessel acquisition and are pleased to announce that thus far, the integration of the two vessels into our fleet has been better than we had expected.  Additionally, we are pleased to announce we have completed the repowering of the Michipicoten, our last steam powered vessel. Both the KKIS vessel acquisition and the Michipicoten repowering will be accretive to Rand’s free cash flow per share in fiscal year 2012.”

“Our outlook for fiscal year 2012 remains positive, given our current order book and our performance to date. As such, we are reaffirming our guidance that assuming a full sailing season of the Michipicoten, operating income plus depreciation and amortization will be between $34 and $36 million and that free cash flow per common share will be between $1.15 and $1.30. Furthermore, we have entered into a commitment letter with our existing lender group which among other things will extend the maturity of our senior secured debt from April 1, 2013 to April 1, 2015 on terms comparable to those that we presently enjoy.”

“Over the next 24 months, we remain highly confident that we will have the opportunity to accelerate our free cash flow growth as we improve the profitability of our existing fleet by better aligning our assets to the trade patterns that they are best suited for and gain greater flexibility in the scheduling of our expanded fleet. Continued improvement in vessel utilization combined with increased customer demand reinforces our confidence in a positive future for Rand, our customers, employees and shareholders.”

Rand Logistics, Inc.
Summary Statements of Operations
(U.S. Dollars 000’s except for Shares and Per Share data)

	Year ended	Year ended
	March 31, 2011	March 31, 2010
Revenue
Freight and related revenue	$90,433	$85,135
Fuel and other surcharges	20,471	15,385
Outside voyage charter revenue	7,074	7,698
	117,978	108,218
Expenses
Outside voyage charter fees	7,052	7,682
Vessel operating expenses	77,177	64,929
Repairs and maintenance	5,456	5,319
General and administrative	9,892	9,668
Depreciation and amortization of deferred drydock costs and intangibles	11,655	13,066
Gain on foreign exchange	(18)	(41)
	111,214	100,623
Operating Income	6,764	7,595

Net (loss) income applicable to common stockholders	$(2,245)	$807
Net (loss) income per share – basic and diluted	$(0.16)	$0.06

Management will host a conference call to discuss the results at 8:30 a.m. ET on Wednesday, June 29, 2011. Interested parties may participate in the conference call by dialing 877-218-9317 (706-758-6006 for international callers), Conference ID# 77962744. Please dial in 10 minutes before the call is scheduled to begin.

A telephonic replay of the conference call may be accessed approximately two hours after the completion of the call through August 29, 2011. Dial 800-642-1687 (706-645-9291 for international callers), Conference ID# 77962744, to access the phone replay.

The conference call will be webcast simultaneously on the Rand Logistics, Inc. website at www.randlogisticsinc.com/presentations.html.  The webcast replay will be archived for 12 months.

Forward-Looking Statements
This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated.  Future events and actual results, affecting our strategic plan as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements.  Important factors that contribute to such risks include, but are not limited to, the effect of the economic downturn in our markets; the weather conditions on the Great Lakes; and our ability to maintain and replace our vessels as they age.

For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in Rand’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission on June 29, 2011.

About Rand Logistics
Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of twelve self-unloading bulk carriers including three integrated tug/barge units and two conventional bulk carriers.  The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company’s vessels operate under the U.S. Jones Act – which reserves domestic waterborne commerce to vessels that are U.S. owned, built and crewed, – and the Canada Marine Act – which requires only Canadian registered and crewed ships to operate between Canadian ports.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Rand Logistics, Inc.		Lesley Snyder
Laurence S. Levy, Chairman & CEO		(212) 863-9413
Edward Levy, President		LSnyder@randlogisticsinc.com
(212) 644-3450

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Rand Logistics, Inc.
Consolidated Statements of Operations
(U.S. Dollars 000’s except for Shares and Per Share data)

	Year ended	Year ended
	March 31, 2011	March 31, 2010
REVENUE
Freight and related revenue	$90,433	$85,135
Fuel and other surcharges	20,471	15,385
Outside voyage charter revenue	7,074	7,698
TOTAL REVENUE	117,978	108,218

EXPENSES
Outside voyage charter fees	7,052	7,682
Vessel operating expenses	77,177	64,929
Repairs and maintenance	5,456	5,319
General and administrative	9,892	9,668
Depreciation	7,684	9,217
Amortization of deferred drydock costs	2,779	2,425
Amortization of intangibles	1,192	1,424
Gain on foreign exchange	(18)	(41)
	111,214	100,623
OPERATING INCOME	6,764	7,595

OTHER (INCOME) AND EXPENSES
Interest expense	5,737	5,533
Interest income	(43)	(6)
Estimated loss from a loss contingency on guaranty	1,280	-
Gain on interest rate swap contracts	(465)	(2,069)
	6,509	3,458

INCOME BEFORE INCOME TAXES	255	4,137
PROVISION FOR INCOME TAXES
Current	(14)	129
Deferred	154	1,265
	140	1,394
NET INCOME BEFORE PREFERRED STOCK DIVIDENDS	115	2,743
PREFERRED STOCK DIVIDENDS	2,360	1,936
NET (LOSS) INCOME APPLICABLE TO COMMON STOCKHOLDERS	$(2,245)	$807

Net (loss) income per share basic and diluted	$(0.16)	$0.06
Weighted average shares basic and diluted	13,632,961	13,071,651

Rand Logistics, Inc.
Consolidated Balance Sheets
 (U.S. Dollars 000’s except for Shares and Per Share data)

	March 31,	March 31,
	2011	2010
ASSETS
CURRENT
Cash and cash equivalents	$4,508	$943
Accounts receivable	6,991	3,922
Prepaid expenses and other current assets	4,474	3,506
Income taxes receivable	49	159
Deferred income taxes	161	262
Total current assets	16,183	8,792

PROPERTY AND EQUIPMENT, NET	166,692	98,479
LOAN TO EMPLOYEE	250	250
OTHER ASSETS	363	541
DEFERRED DRYDOCK COSTS, NET	6,523	7,129
INTANGIBLE ASSETS, NET	15,306	14,000
GOODWILL	10,193	10,193

Total assets	$215,510	$139,384
LIABILITIES
CURRENT
Bank indebtedness	$-	$-
Accounts payable	12,386	7,864
Accrued liabilities	22,218	11,085
Interest rate swap contracts	1,895	2,298
Income taxes payable	-	266
Deferred income taxes	603	-
Subordinated note	1,482	-
Current portion of deferred payment liability	382	-
Current portion of long-term debt	7,178	4,728
Total current liabilities	46,144	26,241
LONG-TERM PORTION OF DEFERRED PAYMENT LIABILITY	2,507	-
LONG-TERM DEBT	104,993	57,924
OTHER LIABILITIES	238	238
DEFERRED INCOME TAXES	3,299	3,503

Total liabilities	157,181	87,906
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Preferred stock, $.0001 par value,	14,900	14,900
Authorized 1,000,000 shares, Issued and outstanding 300,000 shares
Common stock, $.0001 par value,	1	1
Authorized 50,000,000 shares, Issuable and outstanding 14,779,339 shares
Additional paid-in capital	71,503	63,906
Accumulated deficit	(30,666)	(28,421)
Accumulated other comprehensive income	2,591	1,092

Total stockholders’ equity	58,329	51,478

Total liabilities and stockholders’ equity	$215,510	$139,384

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